Exhibit 99.1

LETTER TO SHAREHOLDERS

Fiscal 2003 brought continued turbulence and challenges across the global economy and with it the need to steer a disciplined and forward-thinking course. We took a number of important steps during the past twelve months to secure our business against current pressures, and to set the stage for what will follow. Our approach is not to react, but to integrate market realities into a larger strategic planning process.

That strategic process, begun in FY 2002, continued to be refined, resulting in further streamlining of our operation and a significantly strengthened balance sheet. At each step in the process, we have kept a sharp focus on the preservation and continuation of key business relationships. The end result is an efficient, profitable company poised to seize opportunities for growth.

This period of adversity has reshaped the competitive landscape, claiming and weakening those that were caught unprepared or that proved inflexible to change. Our philosophy all along has been to find within the downturn the rationale and motivation to grow stronger, and in so doing emerge more ready to be a market leader.

Year-End Results.

Sales for the full year were $484.7 million versus $501.6 million last year. Excluding restructuring expenses, net income from continuing operations was $4.9 million, or $0.11 per diluted share, versus $8.2 million, or $0.18 per diluted share for fiscal 2002. Including restructuring expenses, reported net loss was $3.0 million, or $0.07 per diluted share, versus net income from continuing operations of $4.9 million, or $0.11 per diluted share for fiscal 2002. Network Communication segment sales were $283.9 million for fiscal year 2003 compared to $295.4 million last year. Specialty Electronic segment sales were $200.8 million versus $206.2 million last year.

Fiscal Position.

We have continued to strengthen our financial position over the last twelve months, further utilizing our free cash flows and effectively managing working capital. Additional cost-cutting initiatives have enabled both positive cash flows and profits. This fiscal discipline set the stage for a $110 million private convertible subordinated debenture offering completed in July, 2003. The proceeds of the offering, which was fully subscribed, allowed us to pay down substantially all outstanding bank debt and purchase into treasury over 3 million in outstanding shares. Sound fiscal management thereby achieved the concurrent goals of eliminating bank debt and significantly strengthening the balance sheet. These steps put the company in a leverage position for growth with the aim of becoming a number one player.

Global Consolidation.

We continued to find new efficiencies and restructure our business in accordance with weak economic and marketplace conditions as we entered the first half of 2003. Consolidations, workforce reductions, asset sales and other steps resulted in significant cost savings and reinforced what was already one of the most competitive cost structures in the industry.

The sale of CDT’s NORCOM wire and cable business in Kingston, Ontario, Canada to Belden, Inc. presented an opportunity to exit a business where we had a very small market share and that was not strategic in our long-term plan. The transaction resulted in a pre-tax book loss of approximately $45 million on the sale in our first fiscal quarter ending October 31, which may be reduced in the future by the receipt of contingent payments of up to $8.1 million. The cash received from the sale was used to reduce bank debt and other liabilities. NORCOM’s performance prior to the sale was in a loss position and more recently has been in a loss position due to our small market share; unfavorable margins; an inability to achieve synergies with other CDT businesses; and general telecom market conditions. We view this disposition as positive for future earnings. NORCOM had revenues of approximately US $50 million in the year prior to sale, down from US $100 million in the prior year.

We consolidated several under-performing facilities and redirected existing contracts without impacting quality or delivery. We sold the building and other fixed assets tied to our Sweden-based NEK operation and transferred contracts without interruption to our largest European operation, Raydex in the UK. Likewise, in the U.S. we merged Red Hawk, specializing in IP equipment powering devices, with our larger producer, Mohawk. In Canada, we transferred the assets and equipment of NorLan to the larger Canadian CDT operation NORDX, again eliminating unnecessary overhead and excess capacity.

Across the corporation, we consolidated regional management and operations functions to eliminate duplication of effort and overhead costs and to more closely associate management and production. Once separate offices of Europe, Middle East, Asia and Africa management have been relocated and concentrated in the Raydex factory in the UK. A similar move is underway in the U.S., and will be consummated in October. At no time have these consolidation efforts impacted relationships with customers, existing contracts or our ability to fulfill those contracts to the specifications and high quality standards our customers expect.

In the Specialty Electronics Segment, we managed to curb losses at OEM producer Montrose despite a significant drop – well over 60 percent – in business volume. Job reductions and the installation of a four-day workweek allowed the enterprise to break even.

All told, we have structured the organization so that it reflects the global economic situation. It’s worth repeating that we have never set as our horizon merely managing the downturn, but rather to be in a position to direct our own future and to be poised to grow.

Change management.

To fully support our global consolidation and respond to the increasing requirements of legislation regarding controls and accountability, we are implementing changes in our finance organization. The new organization will not only focus on operations to help deliver the cost efficiencies from consolidation, but will also be centralized to insure that consistent control mechanisms are in place.

We have recently outsourced both the internal audit and tax functions to take advantage of a broader range of expertise in areas that are becoming increasingly complex. Our transaction processes are being centralized in one location for economy of scale and better cash management. In addition, we are centralizing our risk management in the treasury function for increased efficiency and risk avoidance.

Looking ahead.

As we enter fiscal 2004, we anticipate transition – a time when indecisive signs of economic recovery may come to the fore, but also a time when further streamlining of operations and cost reductions could be necessary. In either case, we stand poised and prepared. Our facilities and manufacturing capacity is stronger than ever, more than able to support current volumes. Our product expertise and quality will continue to attract and sustain customer relationships.

/s/ Fred C. Kuznik

Fred C. Kuznik, Chief Executive Officer